CONSENT OF IRWIN LOWY LLP

We hereby consent to the references to our firm name contained in the Offer to Purchase and Circular, including under the headings “Certain Canadian Federal Income Tax Considerations” and “Legal Matters and Legal Proceedings,” included in the Registrant's Registration Statement on Form F-80 being filed under the United States Securities Act of 1933, as amended.

July 13, 2011

Irwin Lowy LLP

Per:	/s/ CHRIS IRWIN
Name: Chris Irwin
Title: Partner